EXHIBIT 4.11

EXODUS COMMUNICATIONS, INC.

AS ISSUER

HSBC BANK USA

AS TRUSTEE

SECOND SUPPLEMENTAL INDENTURE

Dated as of October 30, 2000

11¼% Senior Notes due 2008

        SECOND SUPPLEMENTAL INDENTURE, dated as of October 30, 2000 (the “Supplemental Indenture”), between Exodus Communications, Inc., a Delaware corporation (the “Company ”), and HSBC Bank USA (successor-in-interest to Chase Manhattan Bank and Trust Company, National Association), as Trustee (the “Trustee”).

RECITALS

        WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of July 1, 1998 (as supplemented and amended from time to time, the “Indenture”), relating to the Company’s 11¼% Senior Notes due 2008 (the “Securities”);

        WHEREAS, the Company desires to amend the definition of “Permitted Senior Bank Debt” in the Indenture to include letters of credit in such definition;

        WHEREAS, such amendment to the Indenture may be made without the consent of any Holders in accordance with Section 901(5) of the Indenture;

        WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized; and

        WHEREAS, in accordance with the terms of the Indenture, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has delivered to the Trustee a copy of a Board Resolution authorizing the execution of this Supplemental Indenture.

        NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the other and for the equal and ratable benefit of the Holders of the Securities, as follows:

I. EFFECTIVENESS

1.1  Effectiveness of Supplemental Indenture. This Supplemental Indenture shall be effective as of the date first written above.

II. AMENDMENT

2.1  Definition of “Permitted Senior Bank Debt”. The definition of “Permitted Senior Bank Debt” in Section 101 of the Indenture is hereby amended in its entirety to read as follows:

              “Permitted Senior Bank Debt” means Debt Incurred by Issuer or any Restricted Subsidiary pursuant to the Senior Loan Facility, or one or more other senior commercial term loan and/or revolving credit facilities (including any letter of credit subfacility) and/or letters of credit entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements, and any replacement, extension, renewal, refinancing or refunding thereof; provided that the aggregate principal amount of all Permitted Senior Bank Debt, at any one time outstanding, shall not exceed $100.0 million plus 85% of the Issuer’s consolidated net accounts receivable.

III. MISCELLANEOUS PROVISIONS

3.1  Incorporation of Indenture. All the provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

3.2  Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, the required provision shall control.

3.3  Terms Defined. For all purposes of this Supplemental Indenture, except as otherwise defined herein, capitalized terms used in this Supplemental Indenture shall have the meanings ascribed to such terms in the Indenture.

3.4  Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all its terms shall remain in full force and effect. From and after the effectiveness of this Supplemental Indenture, any reference to the Indenture shall mean the Indenture as so amended by this Supplemental Indenture.

3.5  Governing Law. The internal laws of the State of New York shall govern this Supplemental Indenture, without regard to the principles of the conflicts of law thereof.

3.6  Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors and assigns. This Supplemental Indenture shall be binding upon each Holder of Securities and their respective successors and assigns.

3.7  Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

3.8  Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended.

3.9  Separability Clause. In case any clause of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.10  Recitals. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

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IV. SIGNATURES

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

EXODUS COMMUNICATIONS, INC.
By:	/s/ Adam W. Wegner

Name: Adam W. Wegner Title: Senior Vice President, Legal and Corporate Affairs, General Counsel and Secretary

HSBC BANK USA
By:	/s/ James M. Foley

Name: James M. Foley Title: Assistant Vice President

[Signature Page to Supplemental Indenture]